SCHEDULE I, DATED AUGUST 1, 2018, TO MULTIPLE CLASS OF SHARES PLAN FOR

FIDELITY CONSERVATIVE INCOME BOND FUNDS

FIDELITY SALEM STREET TRUST

FUND/CLASSES OFFERED	SALES CHARGE	DISTRIBUTION FEE (as a percentage of average net assets)	SHAREHOLDER SERVICE FEE (as a percentage of average net assets)
Fidelity Conservative Income Bond Fund:
Fidelity Conservative Income Bond Fund	none	none	none
Institutional Class	none	none	none

 FIDELITY MUNICIPAL TRUST

FUND/CLASSES OFFERED	SALES CHARGE	DISTRIBUTION FEE (as a percentage of average net assets)	SHAREHOLDER SERVICE FEE (as a percentage of average net assets)
Fidelity Conservative Income Municipal Bond Fund:
Fidelity Conservative Income Municipal Bond Fund	none	none	none
Institutional Class	none	none	none